                              [Ecomat Letterhead]

January 26, 1996

Astrid Hindemith, Esq.
c/o Palatin A.G.
Beethovenstrasse 43
Postfach 4913
CH-8022 Zurich

                    Re: Master Franchise Agreement

Dear Ms. Hindemith:

     We are entering into this Master Franchise Agreement, as Ecofranchising, Inc. ("ecomat"). We have discussed with you the development of ecomat laundry and cleaning facilities in the countries described in Exhibit A to this letter ("Territory"). ecomat has agreed for you to be licensed, as a master franchisee of ecomat, to use ecomat's trademarks and service marks ("Marks") and its franchise system, to develop retail laundry and cleaning facilities ("Cleaning Facilities") in the Territory.

     This letter sets forth our understanding of the major and important terms of this Master Franchise Agreement.

     1. Parties Territory; and Rights to be Granted. ecomat and you ("Master Franchisee") are entering into a Master Franchise Agreement ("Agreement"). ecomat has prepared this Agreement which grants the Master Franchisee the right in the Territory to (a) establish and operate Cleaning Facilities, through affiliates of the Master Franchisee ("Affiliated Franchisees"), and (b) license other unaffiliated parties ("Unaffiliated Franchisees") to establish and operate Cleaning Facilities. (Affiliated Franchisees and Unaffiliated Franchisees are referred to as "FRANCHISEES".) Master Franchisee also has the right to enter into a Development Agreement with Franchisees to develop a Cluster of Cleaning Facilities in an entire country or portion of a country, according to a development schedule. ecomat reserves the right to approve each Franchisee or Developer, and such approval will not be unreasonably withheld. An affiliate is any legal entity controlling, controlled by, or under common control with, the Master Franchisee.
Terms of the Franchise Agreement and Development Agreement will be based on ecomat's U.S. Agreements.

     2. Manual: Training: Site Selection. ecomat will loan to the Master Franchisee, the ecomat Manual used in the United States; Master Franchisee will translate and adapt the Manual for use in the Territory. ecomat will furnish training for up to six (6) employees of Master Franchisee in the United States, and such employees of Affiliated Franchisees as ecomat designates, at no charge.

Training of any additional employees of Master Franchisee or any affiliated Franchisee shall be at the then-current rate established for such training in the Manual. ecomat shall require training of Master Franchisee's employees in the United States until ecomat is satisfied that Master Franchisee can furnish all such training. The Master Franchisee and franchisee will bear all expenses related to the training of their employees in the United States. ecomat reserves the right to approve the site for each Cleaning Facility, based on such information as Master Franchisee furnishes to ecomat at its request, and reserves the right to inspect each site prior to such approval.

     3. ecomat In-country Assistance. Within the first 6 months after the date of the Agreement, ecomat will furnish to Master Franchisee in-country assistance for a minimum of 30 days, which may not be consecutive, at Master Franchisee's sole cost and expense. After the first 6 months from the Agreement, and for each subsequent twelve month period thereafter (upon Master Franchisee's request), ecomat will furnish a management person at least 5 work-days at Master Franchisee's expense. Any such additional assistance provided thereafter will be at the rate described in the ecomat operations manual ("Manual") plus expenses. ecomat will pay the salary and Master Franchisee will pay the reasonable living and travel expenses of ecomat's employees as described above.

     4.  Territory: Development Schedule/Term/Exclusivity. The
Territory will consist of the countries of Austria, Switzerland and Germany, which shall be the "Core Countries" and all other countries in the Territory shall be "Non-core Countries." Affiliated Franchisees only will have the right to open the first 18 Cleaning Facilities in the Core Countries within 18 months from the date of the Agreement. Thereafter, Cleaning Facilities shall be opened and operating, either by Affiliated Francisees or Unaffiliated Franchisees, according to the following minimum development schedule:

               Year   Year   Year   Year   Year   Year   Year   Country
               1      2      3      4      5      6      7      Total
_____________________________________________________________________________

Austria        0      4      8      8      8      8      8      44
_____________________________________________________________________________

Germany        0      12     18     18     18     18     18     102
_____________________________________________________________________________

Switzerland    1      6      6      6      6      6      6      37
_____________________________________________________________________________
Non-core
Countries      0      6      12     18     24     24     24     108
_____________________________________________________________________________
Total by End
of Period      1      28     44     50     56     56     56     291
_____________________________________________________________________________


     The Agreement will end when the last Franchise Agreement executed pursuant to the development schedule expires or terminates. Each
Franchise Agreement shall consist of an initial term of ten years and 3 renewal terms of 5 years each.

     ecomat will not establish or operate, nor license any other party to establish or operate ecomat Cleaning Facilities in any (i) Core Country until the end of the Development Schedule as long as Master Franchisee is in compliance with the development schedule for such county (but in no event in less than 3 years for any such country,) or (ii) Non-Core Country until the end of the Development Schedule, as long as Master Franchisee has operating in such Non-Core Country at least 10% of all Cleaning Facilities required to be operating in the Non-core Countries.

     Thirty-six months after the Agreement ecomat shall have the right to repurchase the franchise rights in any of the following countries, if Master Franchisee has not met the Development Schedule for such country, by multiplying the master franchisee fee by a fraction, the numerator of which will be the population of such country and the denominator of which will be the total population for the following countries: Austria, Switzerland, Germany, Czech Republic, Slovak Republic, Hungary, Poland, and Romania by year 5, above.

     5.   Fee   The fees that the Master Franchisee will be required to
pay ecomat are:

          (a) a $95,000 (US) deposit, receipt of which is hereby acknowledged. (Except as described in 8 below, this fee is non-refundable.).

          (b)   Under the Agreement:

                i)  a non-refundable master franchise fee of $120,000
                    (US) (with a credit for the deposit), which Master Franchisee will pay to ecomat upon execution of this Agreement.

               ii) an ongoing, monthly royalty fee in the amount of one and one half percent of the gross sales from all Cleaning Facilities operating in the Territory.

              iii) Twenty-five percent (25%) of the development fee charged to each unaffiliated Developer under a Development Agreement and twenty-five (25%) percent of the intial franchise fee charged to each Unaffiliated Franchisee for each Facility opened. There will be no initial franchise fee payable to ecomat for Cleaning Facilities established by Affiliated Franchisees.

               iv)  Master Franchisees and all Franchisees must expend a

                    minimum of three percent (3%) of Gross Sales of each Cleaning Facility on local advertising. ecomat reserves the right to require the Master Franchisee to pay ecomat up to $25,000 per year for advertising using the Internet or other electronic media in the Territory in the future.

                v) All fees will be paid net any withholding taxes imposed by any country in the Territory.

     6.   Marks.    ecomat will apply for trademark protection for the
ecomat mark(s) in the countries of Austria, Germany and Switzerland, and the countries of the European Union

(EU). ecomat will apply for protection for the ecomat marks in Non-core Countries in the Territory, at Master Franchisee's cost and expense, when Master Franchisee advises ecomat that Master Franchisee will enter into a Development Agreement or a Franchise Agreement in such country. (You and your affiliates agree (a) not to seek to register any trademark or service mark using the words "ecomat" or any ecomat logos in the Territory or any other country at any time, and (b) to assign ecomat any applications for such marks which may have been made prior to execution of this letter.)

     7. Advertising/Software/Equipment. ecomat reserves the right to approve all advertising campaigns. Master Franchisee will have the right to establish advertising cooperatives, but not advertising, within the Territory. Master Franchisee and Franchisees must use ecomat's computer software. All cleaning equipment used must be in accordance with ecomat's standards and specifications.


               Kindly indicate in your agreement to the terms of this letter below. Please sign both copies and return one to us.

Ecofranchising, Inc.                                         Palatin A.G.

/s/ Diane Weiser                                      /s/ Astrid Hindemith
___________________                                   ______________________
Diane Weiser                                          Astrid Hindemith
Ecofranchising, Inc.                                  Palatin, A.G.

                               EXHIBIT A

                    LIST OF COUNTRIES IN TERRITORY

                            Core Countries
                            --------------


                                England
                                Ireland
                               Scotland
                                France
                                Germany
                                 Spain
                                 Italy
                                Holland
                                Belgium
                               Luxemburg
                                Sweden
                                Norway
                                Finland
                                Austria
                              Switzerland
                               Portugal

                          Non-Core Countries
                          ------------------
                            Czech Republic
                            Slovak Republic
                                Hungary
                                Poland
                                Romania
                               Bulgaria
                                Albania
                 Countries of the Former Soviet Union